For the fiscal year ended (a) March 31, 1999
File number (c) 811-4710



                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders



     An  Annual Meeting of Stockholders was held on July  9,
1998.
At such meeting the stockholders elected the entire slate of
Class   III   Directors  and  ratified  the   selection   of
independent accountants.